ISSI Makes Strategic Investment in Nanya Technology Corporation

Strengthens DRAM Foundry Support and Provides Access to Advanced Process Technology

SAN JOSE, Calif., Sept. 7, 2012 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced its majority-owned subsidiary, Integrated Circuit Solution Inc. ("ICSI') has completed an equity investment in Nanya Technology Corporation (TSE: 2408) ("Nanya"), a global leader in the development, design and manufacturing of DRAM products. The equity investment, which amounted to approximately $27 million, consisted of a private placement of shares of Nanya. Nanya is majority-owned by Formosa Plastics Group ("FPG"), one of the largest conglomerates in Taiwan, which funded most of the remaining portion of the approximately $200 million private placement. In return for its equity investment, ICSI received 443.7 million Nanya shares, which represent approximately 2.4 percent of total Nanya shares outstanding.

This strategic investment builds on ISSI's strong foundry partnership with Nanya and expands the relationship with a new business agreement. Under the terms of the agreement, ISSI will have access to leading edge process technologies with certain volume guarantees and planned future access to more advanced process nodes for specialty DRAM production. Nanya will also provide foundry support capabilities for the continued development of ISSI's NOR flash and analog products.

Scott Howarth, ISSI's President and CEO, commented, "We are pleased to enter into this strategic partnership with Nanya to strengthen our long-term foundry support and supply. We believe this is an excellent opportunity to invest in additional capacity to expand our DRAM product line to higher density devices and more advanced process nodes. Our investment and partnership with Nanya will help provide secure foundry access for our sourcing needs, while also providing foundry support and technology development for our flash and analog product lines as we execute our growth plans in these new areas."

"We welcome ISSI as a shareholder and business partner," said Charles Kau, president of Nanya. "ISSI has a strong and growing specialty DRAM business closely aligned with our foundry capabilities and technology. We look forward to working with ISSI as a partner and customer to maximize our mutual opportunities in specialty DRAM technology, in particular for automotive, industrial and communication applications."

About ISSI
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets high performance analog and mixed signal integrated circuits, and has announced a tender offer to acquire Chingis Technology Corporation, which designs and markets NOR flash products. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

About Nanya Technology Corporation
Nanya Technology Corporation, a member of the Formosa Plastics Group, is a global leader in advanced memory semiconductors, focusing on research and development, design, manufacturing, and sales of DRAM products. NTC's common stock is traded on the Taiwan Stock Exchange Corporation (TSEC) under the 2408 symbol. The company currently owns one 200mm fabrication facility and one 300mm fabrication facility in Taiwan. The company also has a 300mm joint venture, Inotera Memories, Inc., which operates two 300mm fabrication facilities in Taiwan. Further information is available at http://www.nanya.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning access to advanced process technologies, certain volume guarantees, planned future access to more advanced process nodes for specialty DRAM production, foundry support capabilities for the continued development of ISSI's NOR flash and analog products, strengthening our long-term foundry support and supply, being an excellent opportunity to invest in additional capacity to expand our DRAM product line to higher density devices and more advanced process nodes, investment helping provide secure foundry access and support, providing foundry support and technology development for our flash and analog product lines as we execute our growth plans in these new areas, ISSI has a strong and growing specialty DRAM business, and looking forward to working with ISSI as a partner and customer to maximize our mutual opportunities are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include timing and amount of our continued need for DRAM capacity and advanced process technology, the success of our relationship with Nanya, the business and financial success of Nanya and Nanya's future stock price, demand for our products from existing or new customers, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce our operating expenses, our ability to maintain our relationships with our customers, foundries and other vendors or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2011 and its Form 10-Q for the quarter ended June 30, 2012.

CONTACT: John M. Cobb, Chief Financial Officer, Integrated Silicon Solution, Inc., 1+-408-969-6600, ir@issi.com; Leanne K. Sievers, EVP, Investor Relations, Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com